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                                                                      Exhibit 21

SUBSIDIARIES OF CVF TECHNOLOGIES CORPORATION

 1. Canadian Venture Founders Leasing Corp
 2. Eastview Marketing One LLC
 3. Grand Island Marketing Two LLC
 4. Grand Island Marketing Inc.
 5. Biorem Technologies Inc.
 6. Gemprint Corporation
 7. Solaria Research Enterprises Ltd.
 8. Dantec Corporation
 9. Petrozyme Technologies, Inc.
10. Ecoval Inc.
11. TurboSonic, Inc.
12. RDM Corporation
13. Certicom Corp.